NYSE Alternext US LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

January 14, 2009

NYSE Alternext US LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Transmeridian Exploration Incorporated

Common Stock, $0.0006 Par Value

Commission File Number – 001-32457

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(i) of the NYSE Alternext US LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in two out of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in three out of its four most recent fiscal years;

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in its five most recent fiscal years;

(d)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature;

(e)

Section 1003(f)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in or removing from the list, a company that fails or refuses to pay, when due, any applicable listing fees established by the Exchange; and

(f)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security selling for a substantial period of time at a low price per share.

2.

The Common Stock (the “Common Stock”) of Transmeridian Exploration Incorporated (the “Company” or “Transmeridian”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred losses from continuing operations and net losses as follows:

Years Ended December 31,

Loss from Continuing Operations

Net Loss

2007

$20,534,000

       $57,748,000

2006

$17,725,000

       $53,247,000

2005

  $9,823,000

       $20,541,000

2004

  $3,305,000

         $3,848,000

2003

  $4,915,000

         $5,687,000

Nine Months Ended September 30,

Loss from Continuing Operations

Net Loss

 2008

  $6,854,000

       $39,989,000

(b)

At September 30, 2008, the Company reported a stockholders’ deficit of $73,776,000 and a working capital deficit of $56,636,000.  In addition, certain of the Company’s liabilities were immediately due and payable and the Company did not have the financial resources available to satisfy such obligations.  Further, the Company required significant additional capital to fund its working capital deficit, make scheduled interest payments and continue development projects.  However, the Company did not have such resources readily available.

(c)

The Common Stock had been trading between $0.01 and $0.19 per share for over two months and the Company had not taken any actions to address its low selling price.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On May 22, 2008, the Company was notified by the Exchange that following a review of its Form 10-Q for the period ended March 31, 2008, Transmeridian was not in compliance with Section 1003(a)(iv) of the Company Guide.  In accordance with Section 1009 of the Company Guide, Transmeridian was given the opportunity to submit a business plan by June 5, 2008, outlining its plan to regain compliance with the Exchange’s continued listing standards.

(b)

On June 5, 2008, Transmeridian submitted its plan to regain compliance to the Exchange (the “Plan”).  On July 30, 2008, the Exchange notified Transmeridian that it had accepted the Plan and granted the Company an extension until October 31, 2008 to regain compliance with Section 1003(a)(iv) of the Company Guide

(c)

Subsequently, on September 23, 2008 following a review of the Company’s Form 10-Q for the period ended June 30, 2008, Staff notified the Company that it did not meet certain additional continued listing standards of the Exchange as set forth in Part 10 of the Company Guide.  Specifically, the Company was not in compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide.  The Company was offered the opportunity to supplement its plan of compliance (the “Plan Supplement”) by October 7, 2008 to address how it intended to regain compliance with the applicable continued listing standards.

(d)

The Company submitted the Plan Supplement on October 7, 2008.  However, on October 31, 2008, the Company’s plan period to regain compliance with Section 1003(a)(iv) of the Company Guide ended and Transmeridian had failed to regain compliance with the Exchange’s continued listing standards.

(e)

On November 17, 2008, the Exchange notified Transmeridian that Staff had determined to initiate immediate delisting proceedings against the Company based on its determination that the Company had not regained compliance with Section 1003(a)(iv) of the Company Guide by October 31, 2008 and that the Plan Supplement did not make a reasonable demonstration of the Company’s ability to regain compliance with Sections 1003(a)(i), 1003(a)(ii), 1003(a)(iii) and 1003(a)(iv) of the Company Guide.  In this regard, the Staff noted that the Company’s sole initiative for regaining compliance with the Exchange’s continued listing standards, the completion of an investment into the Company by United Energy Group Limited, was terminated on November 15, 2008 (the “Staff Determination”).  The Company was also advised of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by November 24, 2008.

(f)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Earl W. McNiel, Chief Financial Officer of Transmeridian Exploration Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Alternext US LLC